Exhibit 10.103

THIRD MODIFICATION, RATIFICATION AND EXTENSION OF LEASE

THIS THIRD MODIFICATION, RATIFICATION AND EXTENSION OF LEASE (the “Third Amendment”) is made as of the 28th day of February, 2014, by and between SOUTHPARK DISTRIBUTION CENTER, INC., a Maryland corporation, as successor-in-interest to TIAA Realty, Inc., a Delaware corporation, as successor-in-interest to Shelby Drive Corporation, a Florida corporation (“Landlord”), and Priority Fulfillment Services, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Industrial Lease Agreement dated August 31, 1999, (the “Base Lease”) as modified, ratified and extended by that certain Modification, Ratification and Extension of Lease dated December 19, 2003 (the “First Amendment”) and by that certain Second Modification, Ratification and Extension of Lease dated June 3, 2008 (the “Second Amendment, and collectively with the Base Lease and the First Amendment, the “Lease”), regarding the leasing by Landlord to Tenant of approximately 442,184 square feet comprising all of the building space located at 4650 Shelby Drive, Memphis, Tennessee, also known as Southpark Building N (the “Demised Premises”); and

WHEREAS, Landlord and Tenant now desire to further modify, ratify and extend the Lease on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree to modify, ratify and extend the Lease as follows:

1.         Modification of Base Rent. Effective as of March 1, 2014, paragraphs 1(d) and 1(e) of the Base Lease are hereby deleted in their entirety and replaced with the following:

(d)         Annual Base Rent:

Period	Rate Per Square Foot	Annual Base Rent
March 1, 2014 - June 30, 2014	Free Rent	Free Rent
July 1, 2014 - February 28, 2015	$2.75	$810,670.67	[1]
March 1, 2015 - February 29, 2016	$2.801	$1,238,502.11
March 1, 2016 - February 28, 2017	$2.853	$1,261,414.40
March 1, 2017 - February 28, 2018	$2.905	$1,284,750.57
March 1, 2018 - February 28, 2019	$2.959	$1,308,518.45
March 1, 2019 - February 29, 2020	$3.014	$1,332,726.04
March 1, 2020 - February 28, 2021	$3.070	$1,357,381.48
March 1, 2021 - February 28, 2022	$3.127	$1,382,493.03
March 1, 2022 - February 28, 2023	$3.184	$1,408,069.15
March 1, 2023 - February 29, 2024	$3.243	$1,434,118.43

[1]	As prorated for the partial year from July 1, 2014 through February 28, 2015.

(e)         Monthly Base Rent Installments:

Period	Monthly Base Rent
March 1, 2014 - June 30, 2014	Free Rent
July 1, 2014 - February 28, 2015	$101,333.83
March 1, 2015 - February 29, 2016	$103,208.51
March 1, 2016 - February 28, 2017	$105,117.87
March 1, 2017 - February 28, 2018	$107,062.55
March 1, 2018 - February 28, 2019	$109,043.20
March 1, 2019 - February 29, 2020	$111,060.50
March 1, 2020 - February 28, 2021	$113,115.12
March 1, 2021 - February 28, 2022	$115,207.75
March 1, 2022 - February 28, 2023	$117,339.10
March 1, 2023 - February 29, 2024	$119,509.87

2.         Extension of Term. Paragraph 1(h) and 1(i) of the Base Lease are hereby deleted in their entirety and replaced with the following:

(h)         Expiration Date: February 29, 2024

(i)         Term: 24 years and 6 months (294 months)

3.         Address for Notice.  Paragraph 1(m) of the Base Lease is hereby deleted in its entirety and replaced with the following:

(m)         Address for notice:

Landlord	Southpark Distribution Center, Inc.
3090 Olive Street
Suite 300
Dallas, Texas 75219
Attn: Toby Rogers
Tenant	Priority Fulfillment Services, Inc.
505 Millennium Drive
Allen, TX 5013
Attn: Chief Financial Officer

4.         Address for Rental Payments.  Paragraph 1(n) of the Base Lease is hereby deleted in its entirety and replaced with the following:

(n)         Address for rental payments:

Southpark Distribution Center, Inc.
3090 Olive Street
Suite 300
Dallas, Texas 75219

5.         Assignment and Subleasing.

(i)         The following is hereby added to the first sentence of Section 29 of the Base Lease:

provided, however, that Landlord’s prior express written consent shall not be required, and there shall be no splitting of profits, in connection with an assignment of the Lease or a sublease of all or any portion of the Leased Premises to a parent, subsidiary or affiliate of Tenant.

(ii)         The following is hereby added to the end of Section 29 of the Base Lease:

Any excess rents resulting from a sublease, after first deducting brokerage, advertising, subtenant improvement allowances, costs of improvements made on behalf of the subtenant, sublease rent abatements and credits, and other costs and expenses of the sublease transaction, shall be shared equally between Landlord and Tenant.

6.         Termination Options. Tenant has not exercised any previous options to terminate under the Lease and any previous termination options under the Lease are expired. The following is hereby added as Section 41 to the Base Lease:

(a)         Effective as of June 30, 2020, Tenant shall have a right to terminate the Lease, provided that Tenant delivers to Landlord no later than June 30, 2019: (i) written notice of termination; and (ii) payment of one half of the termination fee equal to $385,942. The remaining half of the termination fee equal to $385,942 shall be due January 1, 2020.

(b)         Effective as of June 30, 2021, Tenant shall have a right to terminate the Lease, provided that Tenant delivers to Landlord no later than June 30, 2020: (i) written notice of termination; and (ii) payment of one half of the termination fee equal to $298,553. The remaining half of the termination fee equal to $298,553 shall be due January 1, 2021.

(c)         Effective as of June 30, 2022, Tenant shall have a right to terminate the Lease, provided that Tenant delivers to Landlord no later than June 30, 2021: (i) written notice of termination; and (ii) payment of one half of the termination fee equal to $203,910. The remaining half of the termination fee equal to $203,910 shall be due January 1, 2022.

(d)         Effective as of June 30, 2023, Tenant shall have a right to terminate the Lease, provided that Tenant delivers to Landlord no later than June 30, 2022: (i) written notice of termination; and (ii) payment of one half of the termination fee equal to $101,412. The remaining half of the termination fee equal to $101,412 shall be due January 1, 2023.

7.         Tenant’s Work. The following shall be added as Section 42 of the Base Lease:

42.         Tenant’s Work. The parties acknowledge and agree that certain improvements will be made to the Demised Premises in accordance with the terms and provisions of Exhibit G, attached hereto and incorporated herein.

8.         Renewal Option Special Stipulation.

(i)         The first sentence of paragraph 10(a) of Exhibit C to the Base Lease is hereby deleted in its entirety and replaced with the following:

(a)         Landlord hereby grants to Tenant one (1) option to extend the Term for a period of five (5) years, such option to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease on or before the later of March 1, 2023 or the date that is twelve (12) months prior to the expiration date of the Term, as it may have been previously extended.

(ii)         The first sentence of paragraph 10(b) of Exhibit C to the Base Lease is hereby deleted in its entirety and replaced with the following:

(b)         If Tenant exercises its option to extend the Term, Landlord shall, within thirty (30) days after the receipt of Tenant’s notice of exercise, notify Tenant in writing of Landlord’s reasonable determination of the Base Rent for the Demised Premises, which amount shall be the then-prevailing market rental rate for comparable properties, determined by Landlord taking into account all relevant factors for space of this type in the southeast Memphis, Tennessee area.

(iii)         The following provision is hereby added to the end of paragraph 10(b) of Exhibit C to the Base Lease:

Notwithstanding anything herein to the contrary, if within such thirty (30) day period Tenant shall deliver notice (“Tenant’s Arbitration Notice”) to Landlord that Tenant desires to arbitrate the Base Rent for the Demised Premises during the option term, then Tenant shall have no right to retract its exercise of the renewal option and the Base Rent for the Renewal Term shall be determined in accordance with the following provisions:

(i)

Within thirty (30) days of Tenant’s delivery of Tenant’s Arbitration Notice to Landlord (such 30 day period, the “Arbitrator Designation Period”), each party shall deliver notice to the other designating an appraiser or real estate broker with at least ten (10) years of experience valuing or leasing properties comparable to the Building in the Memphis metropolitan area as the designating party’s arbitrator.

(ii)

If only one party shall deliver notice designating its arbitrator within the Arbitrator Designation Period, the determination by such arbitrator of the fair market rent for the Demised Premises during the option term shall be conclusive and binding upon the parties.

(iii)

If both parties shall timely designate an arbitrator within the Arbitrator Designation Period, the two arbitrators shall meet and confer and agree upon the third arbitrator for determining the Base Rent. If the two arbitrators shall be unable to reach agreement upon the third arbitrator within twenty (20) days of the expiration of the Arbitrator Designation Period, either party may contact the nearest office of the American Arbitration Association (the “Association”) and request that the Association pick an independent arbitrator with qualifications satisfying the requirements set forth in clause (i) above. Upon the Association’s designation of such arbitrator, such arbitrator shall be deemed to be the third arbitrator for purposes of this paragraph 10(b). Landlord and Tenant shall split evenly the fees and expenses of the Association in selecting the third arbitrator and shall each pay their own costs and expenses of working with the Association in connection with such selection.

(iv)

Upon such date as shall be designated by the third arbitrator by written notice to Landlord and Tenant (which date shall be no sooner than ten (10) business days of the delivery of such notice), Tenant’s arbitrator and Landlord’s arbitrator each shall submit to the third arbitrator its written determination of the fair market rent for the Demised Premises for the option term. If only one party’s arbitrator shall submit such a written determination by the date designated by the third arbitrator, such party’s arbitrator’s determination of the fair market rent shall be conclusive and binding upon the parties and shall be the Base Rent during the option term. If both parties’ arbitrators shall timely deliver their written determinations of the fair market rent for the Demised Premises to the third arbitrator, the third arbitrator shall select the determination which is closest to the third arbitrator’s own determination of the fair market rent for the Demised Premises during the option term, and such determination shall be the Base Rent for the Demised Premises during the option term. The third arbitrator must select one of the two submitted determinations; it may not select its own determination. The third arbitrator shall provide notice of its selection to Landlord and Tenant within ten (10) business days of its receipt of the last of the arbitrators’ determinations. Landlord and Tenant shall split evenly the fees and expenses of the third arbitrator and shall each pay its own costs and expenses of participating in the determination of the Base Rent for the option term.

9.          Sublease Special Stipulation.  Section 11 of Exhibit C to the Base Lease is hereby deleted in its entirety and replaced with the following:

11.         Intentionally Omitted

10.          PILOT Program.  Section 12 of Exhibit C to the Base Lease is hereby deleted in its entirety and replaced with the following:

12.         Intentionally Omitted

11.         SNDA.  Promptly following the final execution and delivery of this Third Amendment, Landlord shall deliver to Tenant at least two (2) original counterparts of the Subordination, Non-Disturbance and Attornment Agreement annexed hereto as Lease Exhibit H (the “SNDA”) executed (and notarized as required) by Landlord. Pursuant to paragraph 24 of the Base Lease, Landlord shall use reasonable efforts to cause its lender to enter into the SNDA, and, upon complete execution by all parties of the SNDA, Landlord shall promptly record the SNDA with the Shelby County Register of Deeds.

12.          ADA / Code Compliance Special Stipulation.  Section 15 of Exhibit C to the Base Lease is hereby added as follows:

15.         ADA / Code Compliance.  Except for the Tenant-provided items set forth in the following paragraph, Landlord at its sole cost and expense shall perform such alterations and improvements to the Demised Premises and the Building Appurtenance Area so that upon the substantial completion of the Work (as defined in Exhibit G to this Lease) the Demised Premises shall comply with the requirements of the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12101 et seq., and any applicable local codes. After the substantial completion of the Work, Tenant shall be responsible for compliance with ADA and any applicable local codes.

Tenant shall be responsible for providing certain consumable items (e.g. fire extinguishers) and for providing certain tenant-specific items, including, but not limited to, voice/data wiring, security systems, any required exit-path lighting or fire alarm modifications associated with Tenant’s materials storage or racking equipment, and re-keying all locks on the Demised Premises after completion of the Work.

13.         Broker.  Landlord and Tenant each represents and warrants to the other that it has dealt with no broker, finder or other person entitled to receive a commission, finder’s fee or other like compensation in connection with this Third Amendment other than for Commercial Advisors, LLC (the “Broker”). Landlord shall pay the Broker any commission and other compensation due the Broker in connection with this Third Amendment pursuant to a separate written agreement. Landlord and Tenant each agree to indemnify, defend and hold harmless the other against any liability, demand, claim, action, cause of action, loss, damage, cost and/or expenses resulting from or relating to its breach of any its representations, warranties and/or covenants set forth in this Paragraph 13.

14.          Surrender.  Notwithstanding anything in Paragraph 18 of the Base Lease, or any other provision of the Lease, to the contrary, Tenant shall have no obligation to remove any of the Work upon Tenant’s surrender of possession of the Leased Premises or upon the sooner expiration or termination of the Term of the Lease. In addition and supplementing Paragraph 13 of the First Amendment, Landlord and Tenant acknowledge and agree that the Starter fixtures or improvements include the tri-level “blue rack” bolted to the Building and the conveyor equipment servicing and/or located therein.

15.         Counterparts.  This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same agreement.

16.         Governing Law.  This Third Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee.

17.         Full Force and Effect; Defined Terms.  Except as expressly modified hereby, the Lease is and shall remain in full force and effect in accordance with its original terms and conditions; provided, however, that to the extent that any terms and conditions of the Lease conflict or are inconsistent with the terms and provisions hereof, this Third Amendment shall control and govern. All capitalized terms used but not otherwise defined in this Third Amendment shall have the definitions set forth in the Lease.

18.         Binding Effect.  This Third Amendment shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

[Remainder of Page Intentionally Left Blank –

Signatures on Following Page(s)]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment (or caused it to be executed by their respective duly authorized officers) to be effective on the date and year first above written.

SOUTHPARK DISTRIBUTION CENTER, INC., a Maryland corporation
By:
Title:
PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation
By:
Title:

EXHIBIT G to the Base Lease

Tenant Improvements; Allowance

Acceptance of Premises.  Except as set forth in this Exhibit G, Tenant accepts the Demised Premises in their “AS-IS” condition on the Commencement Date.

1.         Space Plans.

Preparation and Delivery.  By March 30, 2014, Tenant shall meet with a design consultant selected by Landlord (the “Architect”) to discuss the nature and extent of all improvements that Tenant proposes to install in the Demised Premises and, at such meeting, provide the Architect with all necessary data and information concerning Tenant’s proposed improvements that are requested by the Architect sufficiently in advance of the meeting for Tenant to have them available without incurring overtime fees and costs. Tenant further shall provide the Architect after such meeting with any such date and information requested by the Architect at or after the meeting. On or before April 30, 2014, Landlord shall deliver to Tenant a space plan prepared by the Architect depicting improvements to be installed in the Demised Premises (the “Space Plans”). Concurrent with the delivery of the Space Plans to Tenant, Landlord shall deliver an estimate of the Construction Costs. Furthermore, every time Landlord delivers a revision of the Space Plans, as outlined below, Landlord shall deliver a Construction Cost Estimate with those plans. Such Architect’s fees shall be included in the Total Construction Costs (defined below).

Approval Process.  Tenant shall notify Landlord whether it approves of the submitted Space Plans within ten (10) business days after Landlord’s submission thereof. If Tenant disapproves of such Space Plans, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within fifteen (15) business days after such notice, revise such Space Plans in accordance with Tenant’s objections and submit the revised Space Plans to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted Space Plans within five (5) business days after Tenant’s receipt thereof. This process shall be repeated until the Space Plans have been finally approved by Tenant and Landlord. If Tenant fails to notify Landlord that it disapproves of the initial Space Plans within ten (10) business days (or, in the case of resubmitted Space Plans, within five (5) business days) after the submission thereof, then Tenant shall be deemed to have approved the Space Plans in question.

Working Drawings.

Preparation and Delivery.  On or before the date which is fifteen (15) business days following the date on which the Space Plans are approved (or deemed approved) by Tenant and Landlord, Landlord shall cause to be prepared final working drawings of all improvements to be installed in the Demised Premises and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned). Such working drawings shall be prepared by a design consultant selected by Landlord and reasonably acceptable to Tenant, and such design consultant’s reasonable fees shall be included in the Total Construction Costs (defined below).

Approval Process.  Tenant shall notify Landlord whether it approves of the submitted working drawings within five (5) business days after Landlord’s submission thereof. If Tenant disapproves of such working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within five (5) business days after such notice, revise such working drawings in accordance with Tenant’s objections and submit the revised working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted working drawings within five (5) business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the initial working drawings within five (5) business days (or, in the case of resubmitted working drawings, within five (5) business days) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question.

1

Landlord’s Approval; Performance of Work.  If any of Tenant’s proposed construction work will affect the Building’s structure or the Building’s systems, then the working drawings pertaining thereto must be approved by the Landlord. Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (a) they comply with all Laws (defined below), (b) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s structure or the Building’s systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s common areas or elevator lobby areas, and (c) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner. As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Landlord shall cause the Work to be performed in accordance with the Working Drawings and in such a manner as shall not unreasonably interfere with Tenant’s normal business operations in the Demised Premises. Landlord acknowledges that Tenant will continue to conduct its normal business operations in the Demised Premises while the Work is being performed and that, subject to Tenant’s payment of any overtime costs and expenses which are in excess of the Construction Allowance, Landlord will consult with Tenant concerning the performance of the Work and shall perform the Work at such times as Tenant may reasonably require. Tenant acknowledges that performing the Work upon the schedule and according to the criteria listed above may require Landlord to incur additional, non-customary costs and expenses (such as overtime costs, etc.) and all such costs and expenses shall either be paid by Landlord under the Construction Allowance or by Tenant to the extent such costs and expenses exceed the Construction Allowance.

Costs of Work.  Prior to commencing the Work, Landlord shall obtain an estimate from the Contractor (as defined herein) for the Work (the “Estimate”) and deliver same to Tenant. If the estimated Total Construction Costs (as defined herein) are expected to exceed the Construction Allowance (as defined herein), Tenant shall notify Landlord of (i) any items in the Working Drawings that Tenant desires to change and/or (ii) any of the Work for which Tenant requires that Landlord solicit additional bids, within five (5) business days after Landlord’s submission thereof to Tenant. If Tenant fails to notify Landlord of its election within such five (5) business day period, Tenant shall be deemed to have approved the Estimate. Within ten (10) business days following Landlord’s submission to Tenant of the Estimate, Tenant shall have completed all of the following items: (a) finalized with the Landlord the pricing of any requested revisions to the Estimate for the Work, and (b) approved in writing any overage in the Total Construction Costs in excess of the Construction Allowance. Tenant shall have the right upon request to review all bids submitted for the Work and any general contractor(s) retained in connection with the Work shall be retained on a cost-plus basis.

Change Orders.  Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed; however, if such requested change would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s structure or the Building’s systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, or (3) the appearance of the Building’s common areas, Landlord may withhold consent in its sole and absolute discretion. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs.

Definitions.  As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Demised Premises is substantially completed (as reasonably determined by Landlord) in substantial accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed by Landlord so long as such incompletion shall not interfere with Tenant’s use and enjoyment of the Leased Premises other than to a de minimis extent. As used herein, “Law” or “Laws” shall mean and refer to all federal, state and local laws, ordinances, rules and regulations, all court orders, governmental directives and governmental orders.

Walk-Through; Punchlist.  When Landlord considers the Work in the Demised Premises to be Substantially Completed, Landlord will notify Tenant and within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Demised Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the Contractor performing the Work to complete all punchlist items within thirty (30) calendar days after agreement thereon.

Excess Costs.  The entire cost of performing the Work (including design of the Work and preparation of the Space Plans and Working Drawings, costs of construction labor and materials, electrical usage during construction, additional janitorial services, general tenant signage, and related taxes and insurance costs, all of which costs are herein collectively called the “Total Construction Costs”) in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant (the “Tenant Improvement Overage”). Upon approval of the Working Drawings, Tenant shall promptly execute a work order agreement prepared by Landlord and reasonably acceptable to Tenant which identifies such drawings and itemizes the Total Construction Costs, sets forth the Construction Allowance and calculates the Tenant Improvement Overage due from Tenant to Landlord. In addition, if the Tenant Improvement Overage is calculated to be more than fifty thousand dollars ($50,000), Tenant shall pay to the Landlord, upon approval of the Working Drawings, 45% of the total Tenant Improvement Overage. Within thirty (30) calendar days of Substantial Completion of the Work, Tenant shall pay to Landlord the remaining balance of the Tenant Improvement Overage (as adjusted for any approved changes to the Work) less retainage of ten (10%) of the aggregate amount of the Tenant Improvement Overage. Upon the final completion of all punchlist items, Tenant shall promptly (but in no event more than thirty (30) days after Tenant receives notice of such final completion) pay such retainage to Landlord. In the event of default of payment of the Tenant Improvement Overage, Landlord (in addition to all other remedies) shall have the same rights as for an Event of Default under the Lease.

Construction Allowance.  Landlord shall provide to Tenant a construction allowance not to exceed Two Million Dollars ($2,000,000) (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. As to any remaining Construction Allowance balance, on or before October 31, 2014, Tenant must (i) approve in writing the total costs for and scope of any remaining Work and (ii) pay to Landlord any applicable Tenant Improvement Overage, and, if such items (i) and (ii) are not completed by Tenant by October 31, 2014, Tenant shall forfeit any remaining Construction Allowance. The approval in item (i) above shall include, without limitation, Tenant’s written approval of (or Tenant being deemed to have approved pursuant to the terms hereof) the Space Plans, Working Drawings (including execution of a work order agreement), Estimate and, as applicable, any overage in the Total Construction Costs in excess of the Construction Allowance.

Construction Management.  Landlord or its agent shall supervise the Work, make disbursements required to be made to the contractor, and act as a liaison between the Contractor and Tenant and coordinate the relationship between the Work, the Building and the Building’s systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to two percent (2%) of the Total Construction Costs, which supervision fee shall be deducted from the Construction Allowance.

Warranty.  Tenant shall receive a minimum one-year warranty for all work performed pursuant to this Exhibit G, with such warranty beginning on the date of Substantial Completion. Certain items and materials that are installed as part of the work contemplated pursuant to this Exhibit G may be warranted by third parties beyond the minimum one-year warranty period. Tenant shall receive the benefit of all warranties provided by labor and materials suppliers associated with the work performed pursuant to this Exhibit G, either by Landlord performing the warranted work at its sole cost and expense or by Landlord assigning such warranties to Tenant. If any such warranties shall prohibit such an assignment, Landlord shall enforce such warranties on Tenant’s behalf at Landlord’s sole cost and expense to the extent allowable.

Construction Representatives.  Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative	Southpark Distribution Center, Inc. 3090 Olive Street; Suite 300 Dallas, Texas 75219 Attn: Mike Jones
Tenant’s Representative	Priority Fulfillment Services, Inc. 4650 Shelby Drive Memphis, Tennessee 38118 Attn: Scott Talley

[Separate Signature Page Attached]

IN WITNESS WHEREOF, the parties hereto agree to the terms and conditions as set forth in this Exhibit G.

LANDLORD:
SOUTHPARK DISTRIBUTION CENTER, INC., a Maryland corporation
By:
Title:
TENANT:
PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation
By:
Title:

LEASE EXHIBIT H

This instrument prepared by:

Gail Livingston Mills

Burr & Forman LLP

420 North 20th Street

Suite 3400

Birmingham, Alabama 35203

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (the “Agreement”) is dated as of the          day of               , 2014, among SYNOVUS BANK, a Georgia state banking corporation, whose address is 800 Shades Creek Parkway, Suite 325, Birmingham, Alabama 35209 (“Lender”), PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation, whose address is 505 Millennium Drive, Allen, TX 75013 (“Tenant”), and SOUTHPARK DISTRIBUTION CENTER, INC., a Maryland corporation., whose address is c/o Mr. Robert T. Vicente, Executive Vice President, Hillwood Investment Properties, 3090 Olive Street, Suite 200, Dallas, Texas 75219 (“Landlord”),

RECITALS

A.         Lender has made a mortgage loan (the “Loan”) to the Landlord with respect to certain real property located in the Southpark Distribution Center in Memphis, Shelby County, Tennessee more particularly described in Exhibit A attached hereto and made a part hereof (such property, including the Premises, is hereinafter referred to as the “Property”). The Loan is secured by that certain Deed of Trust and Security Agreement recorded at Instrument No. 12111972 on October 2, 2012 with the Register of Deeds of Shelby County, Tennessee (as amended from time to time, the “Mortgage”) and that certain Assignment of Rents and Leases recorded at Instrument No. 12111973 on October 2, 2012 with the Register of Deeds of Shelby County, Tennessee (as amended from time to time, the “Assignment of Leases and Rents”). The Mortgage and the Assignment of Leases and Rents are hereinafter collectively referred to as the “Security Documents.”

B.         Pursuant to that certain Industrial Lease Agreement dated August 31, 1999, as amended by that certain Modification, Ratification and Extension of Lease dated December 19, 2003, that certain Second Modification, Ratification and Extension of Lease dated June 3, 2008 and that certain Third Modification, Ratification and Extension of Lease dated February __, 2014 (as so modified and amended, and as same may be hereinafter modified and amended, the “Lease”), the Landlord is leasing to the Tenant a portion of the Property or the improvements located thereon (the “Premises”) for a term of 24 years and 6 months expiring February 29, 2024, with one (1) option to extend said lease term for an additional period of five (5) years so that the total or aggregate number of possible years under said Lease is a total of twenty nine (29) years six (6) months, at the rental and upon the terms and conditions set forth in said Lease.

C.          Lender requires the execution of this Agreement as a condition to Landlord and Tenant entering into the Lease.

AGREEMENT

For mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Tenant agrees that the Lease is and shall be subject and subordinate to the lien of the Security Documents and to all present or future advances under the obligations secured thereby and all renewals, amendments, modifications, consolidations, replacements and extensions of the secured obligations and the Security Documents, to the full extent of all amounts secured by the Security Documents from time to time. Said subordination is to have the same force and effect as if the Security Documents and such renewals, modifications, consolidations, replacements and extensions thereof had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.

2.         Lender agrees that, if the Lender exercises any of its rights under the Security Documents, including an entry by Lender pursuant to the Mortgage or a foreclosure of the Mortgage, Lender shall not disturb Tenant’s right of quiet possession of the Premises under the terms of the Lease so long as Tenant is not in default beyond any applicable grace, notice and cure periods of any term, covenant or condition of the Lease.

3.         Tenant agrees that, in the event of a foreclosure of the Mortgage by Lender or the acceptance of a deed in lieu of foreclosure by Lender or any other succession of Lender to fee ownership, Tenant will attorn to and recognize Lender as its landlord under the Lease for the remainder of the term of the Lease (including all extension periods which have been or are hereafter exercised) upon the same terms and conditions as are set forth in the Lease, and Tenant hereby agrees to pay and perform all of the obligations of Tenant pursuant to the Lease.

4.         Tenant agrees that, in the event Lender succeeds to the interest of Landlord under the Lease, Lender shall not be:

(a)         liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord) which does not continue after Lender so succeeds to the interest of Landlord under the Lease provided Lender has received notice of such act or omission from Tenant as provided in Section 6 below; or

(b)         subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord) for any such non-continuing defaults of the Landlord under the Lease, or

(c)          bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under the Lease to any prior Landlord (including, without limitation, the then defaulting Landlord), or

(d)         bound by any obligation to make any payment to Tenant which was required to be made prior to the time Lender succeeded to any prior Landlord’s interest, or

(e)         accountable for any monies deposited with any prior Landlord (including security deposits), except to the extent such monies are actually received by Lender, or

(f)         bound by any surrender, termination, amendment or modification of the Lease made without the consent of Lender, other than for (a) a termination made by Tenant pursuant to any right or option of termination expressly set forth in the Lease or (b) a termination for any Landlord default that is not cured by Landlord within the applicable cure periods set forth in the Lease, or under applicable law or in equity, or by Lender in accordance with the provisions of Paragraph 6 below.

5.         Tenant agrees that, notwithstanding any provision hereof to the contrary, the terms of the Mortgage shall continue to govern with respect to the disposition of any insurance proceeds or eminent domain awards, and any obligations of Landlord to restore the real estate of which the Premises are a part shall, insofar as they apply to Lender, be limited to insurance proceeds or eminent domain awards received by Lender after the deduction of all costs and expenses incurred in obtaining such proceeds or awards.

6.         Tenant hereby agrees to give to Lender copies of all notices of Landlord default(s) under the Lease in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord, and, as between Lender and Tenant only, no such notice of default shall be deemed given to Landlord unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right to remedy any Landlord default under the Lease, or to cause any default of Landlord under the Lease to be remedied, and for such purpose Tenant hereby grants Lender such additional period of time as may be reasonable to enable Lender to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default so long (A) as Lender (i) delivers notice to Tenant within thirty (30) days of Tenant’s delivery of notice of such default to Lender of Lender’s intention to commence such proceedings, if any, as shall be required to obtain such necessary possession or control of the Property as shall be required for Lender to cure Landlord’s default, (ii) Lender commences such proceedings within sixty (60) days of Tenant’s delivery of notice of such default to Lender and (iii) Lender thereafter prosecutes such proceedings to completion with commercially reasonable and diligent efforts, and (B) Tenant’s notice to Lender pursuant to this paragraph makes a specific reference to the conditions of Lender’s cure rights set forth in item (A) above. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. Lender shall have the right, without Tenant’s consent, to foreclose the Mortgage or to accept a deed in lieu of foreclosure of the Mortgage or to exercise any other remedies under the Security Documents. Notwithstanding anything in this Agreement to the contrary, upon the completion of any such foreclosure of the Mortgage or acceptance of a deed in lieu of foreclosure, Tenant shall be deemed to have waived such defaults of the prior Landlord, if any, which are incapable of cure by the Lender.

7.          Tenant hereby consents to the Assignment of Leases and Rents from Landlord to Lender in connection with the Loan. Tenant acknowledges that the interest of the Landlord under the Lease is to be assigned to Lender solely as security for the purposes specified in said assignments, and Lender shall have no duty, liability or obligation whatsoever under the Lease or any extension or renewal thereof, either by virtue of said assignments or by any subsequent receipt or collection of rents thereunder, unless Lender shall specifically undertake such liability in writing or unless Lender or its designee or nominee becomes, and then only with respect to periods in which Lender or its designee or nominee becomes, the fee owner of the Premises. Tenant agrees that upon receipt of a written notice from Lender of a default by Landlord under the Loan, Tenant will thereafter, if requested by Lender, pay rent to Lender in accordance with the terms of the Lease. Landlord agrees that any rent so paid to Lender shall be deemed to be rent paid to Landlord for all purposes of the Lease.

8.         The Lease shall not be assigned by Tenant, modified, amended or terminated (except a termination or assignment that is permitted in the Lease without Landlord’s consent) without Lender’s prior written consent in each instance. Lender agrees not to unreasonably withhold, condition or delay its consent to any such proposed modification, amendment or assignment as long as the same does not reduce the rent or other payments due under the Lease, square footage of the Premises, or remaining term of the Lease.

9.         Tenant shall look solely to the Premises for recovery of any judgment or damages from Lender, its successors and assigns, and neither Lender nor its successors or assigns shall have any personal liability, directly or indirectly, under or in connection with the Lease or this Agreement or any amendment or amendments to either thereof made at any time or times, heretofore or hereafter, and Tenant hereby forever and irrevocably waives and releases any and all such personal liability. The limitation of liability provided in this paragraph is in addition to, and not in limitation of, any limitation on liability applicable to Tenant, its successors and assigns, provided by law or by any other contract, agreement or instrument.

10.         Landlord has joined in this Agreement for the purpose of expressing its consent and agreement to be bound by the provisions hereof.

11.          Any notice, election, communication, request or other document or demand required or permitted under this Agreement shall be in writing and shall be deemed delivered on the earlier to occur of (a) receipt or (b) the date of delivery, refusal or nondelivery indicated on the return receipt, if deposited in a United States Postal Service Depository, postage prepaid, sent certified or registered mail, return receipt requested, or if sent via a recognized commercial courier service providing for a receipt, addressed to Tenant or Lender, as the case may be, at the following addresses:

If to Tenant:	Priority Fulfillment Services, Inc.
505 Millennium Drive
Allen, TX 75013
Attn: Chief Financial Officer
If to Lender, to:	Synovus Bank
800 Shades Creek Parkway
Suite 325
Birmingham, Alabama 35209
Attention: Daniel Harrington
With a copy to:	Burr & Forman LLP
420 North 20th Street
Suite 3400
Birmingham, Alabama 35203
Attn: Gail Livingston Mills
If to Landlord to:	Southpark Distribution Center, Inc.

c/o Mr. Robert T. Vicente
Executive Vice President
Hillwood Investment Properties
3090 Olive Street
Suite 200
Dallas, Texas 75219
With a copy to:	Haynes and Boone, LLP
2323 Victory Avenue
Suite 700
Dallas, TX 75219-7673
Attn: Sue P. Murphy

12.         The term “Lender” as used herein includes any successor or assign of the named Lender herein, including without limitation, any co-lender at the time of making the Loan, any purchaser at a foreclosure sale and any transferee pursuant to a deed in lieu of foreclosure, and their successors and assigns, and the terms “Tenant” and “Landlord” as used herein include any successor and assign of the named Tenant and Landlord herein, respectively; provided, however, that such reference to Tenant’s or Landlord’s successors and assigns shall not be construed as Lender’s consent to any assignment or other transfer by Tenant or Landlord.

13.         If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.

14.          Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

13.         This Agreement shall be construed in accordance with the laws of the state in which the Property is located.

14.         This Agreement and all of the covenants, terms, conditions and obligations herein contained are covenants running with the land (the Property and the Premises) and binding thereon and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and successors in title to the Premises and successors in title to the Property.

[Remainder of Page Left Intentionally Blank]

WITNESS the execution hereof as of the date first above written.

LENDER:
SYNOVUS BANK, a Georgia state banking corporation
By:
Print name:
Title:

STATE OF ALABAMA                )

COUNTY OF JEFFERSON         )

Before me, the undersigned, a Notary Public of the State and County aforesaid, personally appeared,                   , with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the                   of Synovus Bank, a Georgia state banking corporation, the within named bargainor, and that he as such officer executed the foregoing instrument for the purposes therein contained, by signing the name of Synovus Bank, by himself as                   of said corporation.

WITNESS my hand and seal, at office in                     ,                   , this          day of                  , 2014.

[NOTARIAL SEAL]	Notary Public My Commission Expires:

TENANT:
PRIORITY FULFILLMENT SERVICES, INC.,a Delaware corporation
By:
Print name:
Title:

STATE OF                )

COUNTY OF          )

Before me, the undersigned, a Notary Public of the State and County aforesaid, personally appeared,                  , with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the                   of Priority Fulfillment Services, Inc., a Delaware corporation, the within named bargainor, and that he as such                   executed the foregoing instrument for the purposes therein contained, by signing the name of                  , by himself as                   of said corporation.

WITNESS my hand and seal, at office in                     ,                     , this            day of             , 2014.

[NOTARIAL SEAL]	Notary Public My Commission Expires:

LANDLORD:
SOUTHPARK DISTRIBUTION CENTER, INC., a Maryland corporation
By:
Print name:
Title:

STATE OF TEXAS            )

COUNTY OF DALLAS     )

Before me, the undersigned, a Notary Public of the State and County aforesaid, personally appeared,                   , with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the                    of Southpark Distribution Center, Inc., a Maryland corporation, the within named bargainor, and that he as such officer executed the foregoing instrument for the purposes therein contained, by signing the name of Southpark Distribution Center, Inc., by himself as                    of said corporation.

WITNESS my hand and seal, at office in Dallas, Texas, this           day of                , 2014.

[NOTARIAL SEAL]	Notary Public My Commission Expires:

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EXHIBIT A

LEGAL DESCRIPTION

Lots 4, 5, 6, 7, 8, 9 and 10, Phase Two, Southpark Industrial Subdivision, First Addition, as shown on plat of record in Plat Book 151, Page 73, in the Register’s Office, Shelby County, Tennessee, to which plat reference is hereby made for a more particular description of said property.

Together with easement for ingress and egress as contained in Reciprocal Easement Agreement of record in Instrument FD 8806, in the Register’s Office, Shelby County, Tennessee, as to Lot 4.

Together with Driveway Easements as contained in Reciprocal Easement Agreement of record in Instrument EV 7311, in the Register’s Office, Shelby County, Tennessee, as to Lots 4, 5 and 6.

Together with easements for ingress and egress as contained in Access and Road Easement Agreement of record in Instrument EE7037, in the Register’s Office, Shelby County, Tennessee, as to Lot 9.

Together with easements for ingress and egress as contained in Special Warranty Deed of record in Instrument EA 9544, in the Register’s Office, Shelby County, Tennessee, as to Lot 10.

Being the same property conveyed to Southpark Distribution Center, Inc., a Maryland corporation, by Special Warranty Deed of record in Instrument 12077759, in the Register’s Office, Shelby County, Tennessee.

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